Exhibit 10.7

VELOCITY FINANCIAL, INC.

2019 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT AND AGREEMENT

Director Grant

This Restricted Stock Unit Grant and Agreement (this “Agreement”), is made effective as of the date (the “Date of Grant”) set forth on the signature page attached hereto (the “Signature Page”), by and between Velocity Financial, Inc., a Delaware corporation (together with its successors and assigns, the “Company”) and the participant identified on the Signature Page (“Participant”).

RECITALS:

WHEREAS, the Company has adopted the Velocity Financial, Inc. 2019 Omnibus Incentive Plan (as it may be amended, the “Plan”), the terms of which Plan are incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined herein shall have the same meaning as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Restricted Stock Units provided for herein to Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Grant of Restricted Stock Units.

(a) Grant. The Company hereby grants to Participant on the Date of Grant, on the terms and conditions hereinafter set forth in this Agreement, the number of Restricted Stock Units set forth on the Signature Page (the “RSU Award”), subject to adjustment as set forth in the Plan and this Agreement.

(b) Vesting. Subject to Participant’s continued service with the Company Group through the applicable vesting date, the RSU Award shall vest and become exercisable with respect to one hundred percent (100%) of the Restricted Stock Units on the first (1st) anniversary of the date specified as the “Vesting Start Date” on the Signature Page; provided, that if a Change in Control occurs prior to the applicable vesting date and Participant remains in continued service with the Company Group on the effective date of such Change in Control, all then-unvested Restricted Stock Units shall become fully vested immediately prior to the effective time of such Change in Control. Upon a Termination for any reason, all unvested Restricted Stock Units shall be forfeited for no consideration. Any Restricted Stock Unit which has become vested in accordance with the foregoing shall be referred to as a “Vested Restricted Stock Unit”, and any Restricted Stock Unit which is not a Vested Restricted Stock Unit, an “Unvested Restricted Stock Unit”.

(c) Settlement of Restricted Stock Units.

(i) Vested Restricted Stock Units shall be settled as soon as reasonably practicable following the vesting of such Vested Restricted Stock Units (and, in any event, no later than the date which is two and one-half (2 1⁄2) months following the end of the calendar year in which the Vested Restricted Stock Units vested).

(ii) Upon the settlement of a Vested Restricted Stock Unit, the Company shall pay to Participant an amount equal to one share of Common Stock. As determined by the Committee, the Company shall pay such amount in (x) cash, (y) shares of Common Stock or (z) any combination thereof. Any fractional shares of Common Stock may be settled in cash, at the Committee’s election.

(iii) Notwithstanding anything in this Agreement to the contrary, the Company shall not have any obligation to issue or transfer any shares of Common Stock as contemplated by this Agreement unless and until such issuance or transfer complies with all relevant provisions of law. As a condition to the settlement of any portion of the RSU Award evidenced by this Agreement, Participant may be required to deliver certain documentation to the Company.

(iv) Repayment of Proceeds; Clawback. The RSU Award and all proceeds related to the RSU Award are subject to the clawback and repayment terms set forth in Sections 14(v) and 14(w) of the Plan and the Company’s clawback policy, as in effect from time to time, to the extent Participant is a director or officer. If Participant’s service with the Company Group is terminated by the Company for Cause or the Company Group discovers after Participant’s Termination that grounds for a Termination for Cause existed at the time thereof, then Participant shall be required to pay to the Company, within ten (10) business days of the Company’s request to Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received either in cash in respect of the settlement of Restricted Stock Units, or upon the sale or other disposition of, or dividends or distributions in respect of, Common Stock acquired upon the settlement of the RSU Award. Any reference in this Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period or other procedural delay or event required prior to finding of, or Termination for, Cause. The foregoing remedy shall not be exclusive.

(v) Legend. To the extent applicable, all book entries (or certificates, if any) representing the shares of Common Stock delivered to Participant as contemplated by Section 1(c) above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Common Stock are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of any restrictions.

2. No Right to Continued Engagement. Neither the Plan nor this Agreement nor Participant’s receipt of the Restricted Stock Units hereunder shall impose any obligation on the Company Group to continue the engagement of Participant. Further, the Company Group may at any time terminate the engagement of Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

3. Restrictions on Transfer; Lock-up. Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSU Award, other than to Permitted Transferees as may be permitted by the Committee from time to time in accordance with applicable laws and Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the RSU Award, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the RSU Award shall terminate and become of no further effect.

[FOR IPO GRANTS: Participant further hereby agrees that by acquiring shares of Common Stock under the RSU Award, Participant shall, without further action on the part of Participant, be bound by the provisions of the lock-up letter executed by the executive officers of the Company to the same extent as if Participant had directly executed such lock-up letter himself or herself. Such lock-up letter will provide that Participant shall not, subject to specified exceptions, dispose of or hedge any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of the final prospectus relating to the initial public offering of the Company and continuing through the date one-hundred eighty (180) days after the date of such prospectus, except with the prior written consent of the representatives of the underwriters.]

4. Withholding. Participant may be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Stock Units, their grant or vesting or any payment or transfer with respect to the Restricted Stock Units at the minimum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

5. Securities Laws; Cooperation. Upon the vesting of any Unvested Restricted Stock Units, Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws, the Plan or this Agreement. Participant further agrees to cooperate with the Company in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

6. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Corporate Secretary at the principal executive office of the Company and to Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

7. Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware or the State of California, and each of Participant, the Company, and any Permitted Transferees who hold Restricted Stock Units pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of Participant, the Company, and any Permitted Transferees who hold Restricted Stock Units pursuant to a valid assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of California, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.

8. RSU Award Subject to Plan; Amendment. By entering into this Agreement, Participant agrees and acknowledges that Participant has received and read a copy of the Plan. The Restricted Stock Units granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of Participant hereunder without the consent of Participant.

9. Section 409A. It is intended that the Restricted Stock Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the Date of Grant.

VELOCITY FINANCIAL, INC.

Name: [______]
Title: [______]

Date of Grant:	[______]

Number of Restricted Stock Units Granted:	[______]

Vesting Start Date:	[______]

Acknowledged and Agreed as of the date first written above:

Participant Signature